Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132936-14

Pricing Supplement Addendum dated February 24,2009
to Pricing Supplement dated April 1, 2008
to Prospectus Supplement dated March 24, 2008
and Prospectus dated March 29, 2007

Linked to the MLCX Livestock Index — Total Return

due April 10, 2023

Issuer:	Credit Suisse, acting through its Nassau Branch.

CUSIP Number:	22542D605.

Principal Amount of Securities:	$4,040,000.

Public Offering Price:	$7.9115 per Security.

Trade Date:	February 24, 2009.

Settlement Date:	February 26, 2009.

Agent:	Credit Suisse Securities (USA) LLC, an affiliate of the Issuer.

Proceeds to Issuer:	100%.

Agent’s Discount and Commission:

0%.  However, Credit Suisse Securities (USA) LLC is expected to charge normal commissions for the purchase of the Securities.  For a further description of the fees and commissions payable pertaining to the Securities please see the section entitled “Supplemental Plan of Distribution” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-11 of the accompanying pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum is truthful or complete. Any representation to the contrary is a criminal offense.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities Offered	Amount To Be Registered	Maximum Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Elements Linked to the MLCX Livestock Index — Total Return due April 10, 2023	$4,040,000	79.115%	$3,196,246	$125.61

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

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